Exhibit 99.1

Kroger Reports Second Quarter 2019 Results

•                  EPS of $0.37; Adjusted EPS of $0.44

•                  Identical Sales without fuel grew 2.2% and digital sales grew 31%

•                  Achieved Operating Profit of $559 million; Adjusted FIFO Operating Profit of $626 million

•                  Alternative profit streams on track to contribute an incremental $100 million in operating profit in 2019 vs. 2018

•                  Confirms Identical Sales, Adjusted Operating Profit and Adjusted EPS guidance for 2019

CINCINNATI, September 12, 2019 — The Kroger Co. (NYSE: KR) today reported its second quarter 2019 results and provided a Restock Kroger progress update on the company’s three-year transformation plan.

Comments from Chairman and CEO Rodney McMullen

“The Restock Kroger framework is designed to reposition our core business by 2020 while continuing to deliver for shareholders.

We are pleased with the improvement of trends in our supermarket business in the second quarter. Guided by our customer obsession, Kroger delivered our best identical sales, without fuel, result since the launch of our transformation plan. FIFO gross margin, without fuel and pharmacy, was stable in our supermarket business. Gross margin headwinds in pharmacy were offset by strong fuel performance during the quarter. We continue to reduce costs and are on track to deliver $100 million in incremental operating profit through alternative profit stream growth. We delivered strong free cash flow and are now within our targeted net total debt to adjusted EBITDA range.

Kroger is laser-focused on executing against our 2019 plans and realizing our vision of serving America through food inspiration and uplift.”

Financial Results

	2Q19 ($ in millions; except EPS)	2Q18 (in millions; except EPS)
ID Sales (Table 4)	2.2%	1.6%
EPS	$0.37	$0.62
Adjusted EPS (Table 6)	$0.44	$0.41
Operating Profit	$559	$549
Adjusted FIFO Operating Profit (Table 7)	$626	$566
FIFO Gross Margin Rate*	Decreased 29 basis points
OG&A Rate*	Decreased 14 basis points

*without fuel and adjustment items, if applicable

Total company sales were $28.2 billion in the second quarter, compared to $28.0 billion for the same period last year. Excluding fuel, dispositions and merger transactions, sales grew 2.5%.

Gross margin was 21.9% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, decrease of 29 basis points was primarily driven by industry-wide lower gross margin rates in pharmacy and continued growth in the specialty pharmacy business. Gross profit excluding fuel and retail pharmacy saw 12 basis points of gross margin investment.

LIFO charge for the quarter was $30 million, compared to $12 million for the same period last year, driven by higher than expected inflation in dry grocery, pharmacy and dairy.

The Operating, General & Administrative rate decrease of 14 basis points is due to execution of Restock Kroger initiatives that drive administrative efficiencies, store productivity and sourcing cost reductions.

During the quarter, Kroger accepted a substantial offer to sell an unused warehouse that had been on the market for some time. Kroger used this gain as an opportunity to contribute a similar amount into the UFCW company pension plan, helping stabilize associates’ future benefits. The net impact of these transactions to EPS growth was neutral.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Consistent with its financial strategy, Kroger reduced net total debt by $1.3 billion over the last four quarters. Kroger’s net total debt to adjusted EBITDA ratio is 2.46, compared to 2.59 a year ago (see Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Earlier this year, Kroger increased the dividend by 14 percent, marking the 13th consecutive year of dividend increases.

2019 Guidance

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate Range***	Cap Ex ($B)
GAAP*	N/A	$2.30 - $2.40	$2.8 - $2.9	22.9% - 23.4%	$3.0 - $3.2
Adjusted**	2.0% - 2.25%	$2.15 - $2.25	$2.9 - $3.0	22.3% - 22.8%	N/A

* GAAP guidance does not reflect any future changes in the market value of Ocado securities, which cannot be predicted.

** Without adjusted items, if applicable; operating profit represents FIFO Operating Profit

*** These rates reflect typical tax adjustments and do not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

Second Quarter 2019 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Our Brands sales were up 3.1% vs. prior year. Kroger also launched 203 new Our Brands items

•                  Expanded to 1,780 Pickup locations and 2,225 Delivery locations, covering over 95% of Kroger households

•                  Launched Simple Truth Plant Based, a collection of fresh meatless burger patties and other products to appeal to growing number of customers exploring meat and dairy alternatives

•                  Announced first Agency of Record: DDB New York to develop a refreshed, stronger brand identity to drive trips and traffic

Partner for Customer Value

•                  84.51° announced the launch of Stratum, a breakthrough analytics solution that combines rich customer behavior insights with retail performance measures

•                  Kroger Precision Marketing increased engagement to over 300 consumer packaged goods companies

•                  Announced expansion of Walgreens exploratory pilot into Knoxville, TN

•                  Named the location of an additional Kroger-Ocado customer fulfillment center in Georgia

Develop Talent

•                  Record employee retention in one of the tightest labor markets in years

•                  Recognized on Way Up’s Top 100 Corporate Internship list for second consecutive year for providing students exposure to various careers

•                  Feed Your Future, industry-leading education assistance program, continues to build momentum. Since inception of the program last year, the company has distributed 3,000 awards, totaling $5.1 million in education assistance

Live Kroger’s Purpose

•                  Published annual Environmental, Social and Governance (ESG) report, available at (http://sustainability.kroger.com/) sustainability.kroger.com

•                  Reduced food waste footprint in supermarkets by 9% last year, marking another measurable action to create a more sustainable future

•                  Announced inaugural cohort of the (http://ir.kroger.com/File/Index?KeyFile=399376604) Innovation Fund, a program of The Kroger Co. Zero Hunger | Zero Waste Foundation

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit®. We are nearly half a million associates who serve over 11 million customers daily through a seamless digital shopping experience and 2,759 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger’s second quarter 2019 ended on August 17, 2019.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. The remarks contain certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “build,”  “continue,” “create,” “deliver,” “drive,” “execute,” “expect,” “future,” “guidance,” “improve,” “on track,” “strategy,” “transformation,” “trend,” “vision,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings, incremental FIFO operating profit, and free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•                  Kroger’s ability to achieve these goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 12, 2019 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, September 12, 2019.

Kroger will host its 2019 Investor Conference in New York City on November 5, 2019.

2nd Quarter 2019 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Operating Profit Excluding the Adjustment Items

8.              2018 Sales Reclassification

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2019		2018		2019		2018

SALES	$28,168	100.0%	$28,014	100.0%	$65,419	100.0%	$65,735	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	22,007	78.1	21,976	78.5	50,990	77.9	51,395	78.2
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,811	17.1	4,711	16.8	11,125	17.0	10,968	16.7
RENT	200	0.7	204	0.7	474	0.7	480	0.7
DEPRECIATION AND AMORTIZATION	591	2.1	574	2.1	1,370	2.1	1,315	2.0

OPERATING PROFIT	559	2.0	549	2.0	1,460	2.2	1,577	2.4

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(130)	(0.5)	(144)	(0.5)	(327)	(0.5)	(336)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(4)	(0.0)	(4)	(0.0)	(1)	—	(13)	(0.0)
MARK TO MARKET (LOSS) GAIN ON OCADO SECURITIES	(45)	(0.2)	216	0.8	61	0.1	252	0.4
GAIN ON SALE OF BUSINESSES	—	—	11	0.0	176	0.3	1,782	2.7

NET EARNINGS BEFORE INCOME TAX EXPENSE	380	1.4	628	2.2	1,369	2.1	3,262	5.0

INCOME TAX EXPENSE	93	0.3	127	0.5	319	0.5	743	1.1

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	287	1.0	501	1.8	1,050	1.6	2,519	3.8

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(10)	—	(7)	—	(19)	—	(15)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$297	1.1%	$508	1.8%	$1,069	1.6%	$2,534	3.9%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.37		$0.63		$1.32		$3.05

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	800		797		799		821

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.37		$0.62		$1.31		$3.03

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805		805		805		829

DIVIDENDS DECLARED PER COMMON SHARE	$0.160		$0.140		$0.300		$0.265

Note:            Certain percentages may not sum due to rounding.

Note:            The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                        Merchandise costs (“COGS”) and operating, general and administrative expenses (“OG&A”) exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                       LIFO charges of $30 and $12 were recorded in the second quarter of 2019 and 2018, respectively.  For the year to date period, LIFO charges of $46 and $27 were recorded for 2019 and 2018, respectively.

Note:            Products and services related primarily to Kroger Personal Finance and Media, which were historically accounted for as an offset to OG&A, are now classified as a component of sales, except for certain amounts in Media, which are netted against COGS. These prior-year amounts have been reclassified to conform to current-year presentation, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 17,	August 18,
	2019	2018

ASSETS
Current Assets
Cash	$354	$316
Temporary cash investments	275	45
Store deposits in-transit	983	1,017
Receivables	1,567	1,488
Inventories	6,526	6,241
Assets held for sale	—	179
Prepaid and other current assets	435	460

Total current assets	10,140	9,746

Property, plant and equipment, net	21,820	21,316
Operating lease assets	6,861	—
Intangibles, net	1,103	1,218
Goodwill	3,095	3,087
Other assets	1,443	1,590

Total Assets	$44,462	$36,957

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,353	$2,411
Current portion of operating lease liabilities	675	—
Trade accounts payable	6,268	5,933
Accrued salaries and wages	1,099	1,108
Liabilities held for sale	—	60
Other current liabilities	3,982	3,837

Total current liabilities	13,377	13,349

Long-term debt including obligations under finance leases	12,130	12,121
Noncurrent operating lease liabilities	6,463	—
Deferred income taxes	1,502	1,667
Pension and postretirement benefit obligations	482	787
Other long-term liabilities	1,855	1,695

Total Liabilities	35,809	29,619

Shareowners’ equity	8,653	7,338

Total Liabilities and Shareowners’ Equity	$44,462	$36,957

Total common shares outstanding at end of period	801	797
Total diluted shares year-to-date	805	829

Note:        The Company adopted ASU 2016-02, “Leases,” and related amendments as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,050	$2,519
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,370	1,315
Operating lease asset amortization	346	—
LIFO charge	46	27
Stock-based employee compensation	89	81
Expense for Company-sponsored pension plans	22	38
Deferred income taxes	(49)	92
Gain on sale of businesses	(176)	(1,782)
Gain on the sale of assets	(157)	—
Mark to market gain on Ocado securities	(61)	(252)
Other	(23)	32
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	198	144
Receivables	44	(73)
Inventories	274	252
Prepaid and other current assets	68	365
Trade accounts payable	209	94
Accrued expenses	131	200
Income taxes receivable and payable	(34)	397
Operating lease liabilities	(313)	—
Proceeds from contract associated with the sale of business	295	—
Other	(52)	(189)

Net cash provided by operating activities	3,277	3,260

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(1,581)	(1,487)
Proceeds from sale of assets	247	67
Payments for acquisitions, net of cash acquired	—	(197)
Purchases of stores	—	(44)
Net proceeds from sale of businesses	327	2,169
Purchases of Ocado securities	—	(392)
Other	(32)	12

Net cash (used) provided by investing activities	(1,039)	128

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	53	1,016
Payments on long-term debt including obligations under finance leases	(1,025)	(249)
Net payments on commercial paper	(800)	(1,946)
Dividends paid	(226)	(211)
Proceeds from issuance of capital stock	18	40
Treasury stock purchases	(23)	(1,979)
Other	(35)	(45)

Net cash used by financing activities	(2,038)	(3,374)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	200	14

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	429	347
END OF PERIOD	$629	$361

Reconciliation of capital investments:
Payments for property and equipment	$(1,581)	$(1,487)
Changes in construction-in-progress payables	29	(43)
Total capital investments	$(1,552)	$(1,530)

Disclosure of cash flow information:
Cash paid during the year for interest	$306	$312
Cash paid during the year for income taxes	$454	$263

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2019	2018	2019	2018

EXCLUDING FUEL	$24,299	$23,768	$56,432	$55,439

EXCLUDING FUEL	2.2%	1.6%	1.8%	1.8%

(a)              Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.  Additionally, sales from all acquired businesses are treated as identical as if they were part of the Company in the prior year.  Products and services related primarily to Kroger Personal Finance, which were historically accounted for as an offset to OG&A, are now classified as a component of sales. These prior-year amounts have been reclassified to conform to current-year presentation and included in identical sales in 2019 and 2018, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.  This change increased identical sales by 2 and 5 basis points in the second quarter of 2019 and 2018, respectively.  For the year-to-date periods, this change increased identical sales by 2 and 6 basis points in 2019 and 2018, respectively.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 17,	August 18,
	2019	2018	Change

Current portion of long-term debt including obligations under finance leases	$1,353	$2,411	$(1,058)
Long-term debt including obligations under finance leases	12,130	12,121	9

Total debt	13,483	14,532	(1,049)

Less: Temporary cash investments	275	45	230

Net total debt	$13,208	$14,487	$(1,279)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	August 17,	August 18,
	2019	2018

Net earnings attributable to The Kroger Co.	$1,645	$3,785
LIFO charge (credit)	48	(24)
Depreciation and amortization	2,521	2,453
Interest expense	611	620
Income tax expense	476	1
Adjustments for pension plan agreements	254	338
Adjustment for Kroger Specialty Pharmacy goodwill impairment	—	110
Adjustment for company-sponsored pension plan termination	—	502
Adjustment for mark to market gain on Ocado securities	(36)	(252)
Adjustment for gain on sale of convenience store business	—	(1,782)
Adjustment for gain on sale of Turkey Hill Dairy	(106)	—
Adjustment for gain on sale of You Technology	(70)	—
Adjustment for contingent consideration	11	—
Adjustment for loss on settlement of financial instrument	42	—
53rd week EBITDA adjustment	—	(131)
Other	(25)	(16)

Adjusted EBITDA	$5,371	$5,604

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.46	2.59

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2019	2018	2019	2018

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$297	$508	$1,069	$2,534

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	22	—	66	(10)
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(c)	—	(8)	—	(1,360)
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (a)(d)	—	—	(80)	—
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (a)(e)	—	—	(52)	—
ADJUSTMENT FOR MARK TO MARKET LOSS (GAIN) ON OCADO SECURITIES (a)(f)	36	(164)	(44)	(191)
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(g)	—	—	—	(11)
ADJUSTMENT FOR CONTINGENT CONSIDERATION (a)(h)	2	—	(16)	—

2019 AND 2018 ADJUSTMENT ITEMS	60	(172)	(126)	(1,572)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$357	$336	$943	$962

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.37	$0.62	$1.31	$3.03

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (i)	0.03	—	0.08	(0.01)
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (i)	—	(0.01)	—	(1.63)
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (i)	—	—	(0.10)	—
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (i)	—	—	(0.06)	—
ADJUSTMENT FOR MARK TO MARKET LOSS (GAIN) ON OCADO SECURITIES (i)	0.04	(0.20)	(0.05)	(0.23)
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (i)	—	—	—	(0.01)
ADJUSTMENT FOR CONTINGENT CONSIDERATION (i)	—	—	(0.02)	—

2019 AND 2018 ADJUSTMENT ITEMS	0.07	(0.21)	(0.15)	(1.88)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.44	$0.41	$1.16	$1.15

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805	805	805	829

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)                       The amounts presented represent the after-tax effect of each adjustment.

(b)                       The pre-tax adjustment for pension plan agreements was $27 in the second quarter of 2019.  The year-to-date pre-tax adjustments were $86 and ($13) in the first two quarters of 2019 and 2018, respectively.

(c)                        The pre-tax adjustment for gain on sale of convenience store business was ($11) in the second quarter of 2018 and ($1,782) for 2018.

(d)                       The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(e)                        The pre-tax adjustment for gain on sale of You Technology was ($70).

(f)                         The pre-tax adjustment for mark to market loss (gain) on Ocado securities were $45 and ($216) in the second quarters of 2019 and 2018, respectively.  The year-to-date pre-tax adjustments were ($61) and ($252) in the first two quarters of 2019 and 2018, respectively.

(g)                        The pre-tax adjustment for depreciation related to held for sale assets was ($14).

(h)                       The pre-tax adjustments for contingent consideration was $2 in the second quarter of 2019 and ($21) for the first two quarters of 2019.

(i)                           The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:        2019 Second Quarter Adjustment items include adjustments for pension plan agreements, the mark to market loss on Ocado securities and a contingent consideration adjustment.

2019 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2019 for pension plan agreements, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the mark to market gain on Ocado securities and a contingent consideration adjustment.

2018 Second Quarter Adjustment items include the adjustment for the gain on sale of convenience store business and the mark to market gain on Ocado securities.

2018 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2018 for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because they present more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2019	2018	2019	2018

Operating profit	$559	$549	$1,460	$1,577
LIFO charge	30	12	46	27

FIFO Operating profit	589	561	1,506	1,604

Adjustments for pension plan agreements	27	—	86	(13)
Adjustment for depreciation related to held for sale assets	—	—	—	(14)
Adjustment for contingent consideration	2	—	(21)	—
Other	8	5	12	11

2019 and 2018 Adjustment items	37	5	77	(16)

Adjusted FIFO operating profit excluding the adjustment items above	$626	$566	$1,583	$1,588

Table 8. 2018 Sales Reclassification

(in millions)

(unaudited)

Products and services related primarily to Kroger Personal Finance and Media, which were historically accounted for as an offset to OG&A, are now classified as a component of sales, except for certain amounts in Media, which are netted against COGS. These prior-year amounts have been reclassified to conform to current-year presentation, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.

The following tables summarize the Company’s second quarter and first two quarters of 2018 sales reclassification:

	SECOND QUARTER AS PREVIOUSLY STATED	RECLASSIFICATION	RECLASSIFIED SECOND QUARTER
	2018	2018	2018

SALES	$27,869	$145	$28,014

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, AND LIFO CHARGE	21,930	46	21,976
OPERATING, GENERAL AND ADMINISTRATIVE	4,612	99	4,711
RENT	204	—	204
DEPRECIATION AND AMORTIZATION	574	—	574

OPERATING PROFIT	$549	$—	$549

	YEAR-TO-DATE AS PREVIOUSLY STATED	RECLASSIFICATION	RECLASSIFIED YEAR-TO-DATE
	2018	2018	2018

SALES	$65,399	$336	$65,735

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, AND LIFO CHARGE	51,293	102	51,395
OPERATING, GENERAL AND ADMINISTRATIVE	10,734	234	10,968
RENT	480	—	480
DEPRECIATION AND AMORTIZATION	1,315	—	1,315

OPERATING PROFIT	$1,577	$—	$1,577